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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE]


                                July 10, 1998



Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $40,000,000 aggregate principal amount of Exchange Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of Provident Bankshares Corporation, a Maryland corporation (the "Company"), $40,000,000 aggregate liquidation amount of Exchange Capital Securities (the "Exchange Capital Securities") of Provident Trust I, a business trust created under the laws of the State of Maryland (the "Issuer"), and the Exchange Guarantee with respect to the Exchange Capital Securities (the "Guarantee") to be executed and delivered by the Company for the benefit of the holders from time to time of the Exchange Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, when:

                  (i) the Registration Statement relating to the Debt Securities, the Exchange Capital Securities and the Exchange Guarantee has become effective under the Act;

                  (ii) the Exchange Guarantee Agreement relating to the Exchange Guarantee with respect to the Exchange Capital Securities of the Issuer has been duly executed and delivered;

                  (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

                  (iv) The Exchange Capital Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of the Issuer and issued and delivered as contemplated in the Registration Statement, the Debt Securities and the Exchange Guarantee relating to the Exchange Capital Securities of the Issuer will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
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Board of Directors
Provident Bankshares Corporation
July 10, 1998
Page 2


         We understand that you have received an opinion regarding the Exchange Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Company and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

         Also, we have relied as to certain Company matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Exchange Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           MULDOON, MURPHY & FAUCETTE



                                           By: /s/ MULDOON, MURPHY & FAUCETTE
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